Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between [NAME] (“Executive”) and GLOBEIMMUNE, INC. (the “Company”). This Agreement shall become effective only upon such date when the Company has a Registration Statement on Form S-1 Registration Statement declared effective (the “Effective Date”). If the Company does not have a Registration Statement on Form S-1 become effective, this Agreement shall be null and void even if executed by Executive and the Company.

The Company desires to continue to employ Executive and, in connection with such employment, to compensate Executive for Executive’s personal services to the Company; and

Executive desires to provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Term. The term of this Agreement shall commence on the Effective Date, and shall continue for three (3) years from that date, unless terminated prior thereto by either the Company or the Executive as provided in Section 5. If either the Company or the Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof as hereinafter provided or if either the Company or the Executive wishes to renew this Agreement on different terms than those contained herein, it or he shall give written notice in accordance with Section 11.3 below of such intent to the other party at least ninety (90) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of three (3) years from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the “Term” of this Agreement shall refer both to the initial term and any successive term as the context requires.

1.2 Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of [TITLE], and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.3 Duties. As [TITLE], Executive will report to the Chief Executive Officer, and will lead and manage all [INSERT] of the Company, as well as perform such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time by the Chief Executive Officer, subject to the oversight and direction of the Chief Executive Officer. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s Louisville, Colorado facility. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties also shall be subject to the Company’s personnel and compliance policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated executives in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $[SALARY], subject to annual review, and adjusted from time to time by the Company in its sole discretion, payable semi-monthly subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2 Bonus. Executive shall be eligible to earn a discretionary annual cash bonus, with the initial target amount of such bonus equal to [INSERT] percent of the Executive’s then-current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements. Whether or not Executive earns any bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Company, (b) the Company’s actual financial performance during the applicable year; and (c) Executive’s continuous performance of services to the Company through the date any bonus is paid. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. In all events, any bonus earned pursuant to this Section 2.2 will be paid on or before March 15 of the calendar year following the calendar year for which it is earned.

2.3 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.4 Equity Grants. Executive shall be eligible for grants of additional equity in the Company, from time to time and at the discretion of the Company’s Board of Directors (the “Board”), subject to the terms of the Company’s 2014 Equity Incentive Plan and any amendments thereto, and any applicable stock option agreements.

3. CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. The parties hereto have entered into an Employee Proprietary Information and Inventions Agreement (the “Non-Competition Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Non-Competition Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5. TERMINATION OF EMPLOYMENT. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

5.1 Termination by Death or Disability. Subject to applicable state or federal law, in the event Executive shall die during the period of his/her employment hereunder or his/her employment is terminated due to his/her Disability (as defined below), Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his/her death, or the date of termination due to Disability, except that the Company shall pay Executive or Executive’s estate as applicable any salary earned but unpaid prior to the Termination Date (as defined below), all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the Termination Date. Vesting of any unvested stock options and/or other equity securities shall cease on the Termination Date. “Disability” shall mean the Executive is unable due to a physical or mental condition to perform the essential functions of his/her position with or without reasonable accommodation for ninety (90) consecutive days or for one-hundred and eighty (180) days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for either such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

5.2 Resignation by Executive. In the event Executive terminates his/her employment with the Company (other than for Good Reason (as defined below)), the Company’s obligation to make payments hereunder shall cease upon such termination, except that the Company shall pay Executive any salary earned but unpaid prior to the Termination Date, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the Termination Date. Vesting of any unvested stock options and/or other equity securities shall cease on the Termination Date.

5.3 Termination for Cause. In the event the Executive is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the Termination Date, except that the Company shall pay Executive any salary earned but unpaid prior to the Termination Date, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the Termination Date. Vesting of any unvested stock options and/or other equity securities shall cease on the Termination Date.

5.4 Termination by the Company without Cause or Resignation by Executive for Good Reason (Other Than Change in Control). The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause.

Should the Company elect to allow this Agreement to expire at the end of the Term without attempting to renegotiate its terms, the expiration of this Agreement shall be a termination without Cause for purposes of the Executive’s eligibility for the benefits described in this Section 5.4. In the event Executive is terminated by the Company without Cause, but not in the event of a termination due to death or Disability under Section 5.1, or Executive resigns for Good Reason (other than in connection with a Change in Control (as defined below)), and upon compliance with Section 5.5 below, Executive shall be eligible to receive the following “Severance Benefits:” (i) continuation of Executive’s base salary, then in effect, for a period of six (6) months following the Termination Date, paid on the same basis and at the same time as previously paid; and (ii) the Company shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of six (6) months following a termination without Cause or resignation for Good Reason; provided, however, that (a) the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination without Cause or resignation for Good Reason and (b) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive, fully taxable cash payments equal to and paid at the same time as the COBRA premiums that otherwise would have been paid, subject to applicable tax withholdings. Vesting of any unvested stock options and/or other equity securities shall cease on the Termination Date. To receive the payments under (i) and (ii) above, Executive’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) and without regard to any alternate definition thereunder) (a “Separation from Service”) and Executive must execute and allow the Release to become effective within 60 days of the Termination Date. Such payments shall not be paid prior to the 60th day following the Termination Date, rather, subject to the aforementioned conditions, on the 60th day following the Termination Date, the Company will pay Executive such payments in a lump sum that Executive would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

5.5 Release Requirement. The Severance Benefits are conditional upon (i) Executive’s returning to the Company all Company property, (ii) Executive’s delivering to the Company and making effective a general release of all claims in favor of the Company, in the form attached as Exhibit A (“Release”), which release is effective not later than 60 days following the date of the Separation from Service; (iii) Executive’s complying with the Release including without limitation any cooperation, non-disparagement and confidentiality provisions contained therein and continuing to comply with Executive’s obligations under the Confidentiality Agreement, and (iv) if Executive is a member of the Board, his/her resignation from the Board, to be effective no later than the Termination Date (or such other date as requested by the Board).

5.6 Change in Control Severance Benefits. In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within two (2) months prior to or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination”), and upon compliance with Section 5.5 above, Executive shall be eligible to receive the following Change in Control severance benefits: (i) a lump-sum cash payment in an amount equal to twelve (12) months of the Executive’s annual base salary payments then in effect; and (ii) the Company (or any surviving or acquiring corporation) shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following a Change in Control Termination; provided, however, that (a) the Company (or any surviving or acquiring corporation) shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Change in Control Termination and (b) the Company’s (or any surviving or acquiring corporation’s) obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive. Executive agrees that the Company’s (or any surviving or acquiring corporation’s) payment of health insurance premiums will satisfy its obligations under COBRA for the period provided. No insurance premium payments will be made following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer. For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive shall be entitled to maintain such coverage at Executive’s own expense. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive, fully taxable cash payments equal to and paid at the same time as the COBRA premiums that otherwise would have been paid, subject to applicable tax withholdings. To receive the payments under (i) and (ii) above, Executive’s termination or resignation must constitute a Separation from Service and Executive must execute and allow the Release to become effective within 60 days of the effective date of the Change in Control or Executive’s termination or resignation, whichever is later (the “Release Date”). Such payments shall not be paid prior to the Release Date, rather, subject to the aforementioned conditions, on the Release Date the Company will pay Executive such payments in a lump sum that Executive would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

In addition, notwithstanding anything contained in Executive’s stock option or other equity award agreements to the contrary, in the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within two (2) months prior to or twelve (12) months following the effective date of a Change in Control, and any surviving corporation or acquiring corporation assumes Executive’s stock options and/or equity awards, as applicable, or substitutes similar stock options or equity awards for Executive’s stock options and/or equity awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, then (i) the vesting of all of Executive’s stock options and/or equity awards (or any substitute stock options or equity awards), as applicable, shall be accelerated in full and (ii) the period during which Executive’s stock options may be exercised shall be extended to twelve (12) months after the date of Executive’s termination of employment; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the stock option grant notice and/or agreement evidencing such options.

5.7 Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of (each of the following shall be referred to as a “Termination Date”): (i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date; (ii) immediately upon the Executive’s death; (iii) thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Executive has not returned to the full time performance of Executive’s duties prior to such date; or (iv) thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation with or without Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period. In the event notice of a termination under subsections (i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 11.3 below. In the event of a termination for Cause or Good Reason written confirmation shall specify the subsection(s) of the definition of Cause or Good Reason relied on to support the decision to terminate but shall not include further explanation.

6. DEFINITIONS.

6.1 Cause. As used in this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) Executive’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Executive’s participation in a fraud or act of dishonesty against the Company; (iii) Executive’s intentional and material damage to the Company’s property; (iv) material breach of Executive’s employment agreement, the Company’s written policies, or the Confidentiality Agreement; (v) conduct by Executive which demonstrates Executive’s gross unfitness to serve the Company as reasonably determined in good faith by the Board of Directors; or (vi) breach of fiduciary duty.

6.2 Good Reason. As used in this Agreement, “Good Reason” shall mean any one of the following events which occurs without Executive’s consent during the Term of this Agreement provided that Executive has not been notified of the Company’s decision to terminate his employment for Cause, Executive has first provided written notice to any member of the Board (or the surviving corporation, as applicable) of the occurrence of such event(s) within 90 days of the first such occurrence, the Company (or surviving corporation) has not cured such event(s) within 30 days after Executive’s written notice is received by such member of the Board (or by the surviving corporation), and Executive has a Separation from Service within 30 days after the end of the cure period : (i) a material reduction of Executive’s then existing annual salary base or annual bonus target by more than ten percent (10%), unless the Executive accepts such reduction or such reduction is done in conjunction with similar reductions for similarly situated executives of the Company (it being understood that, solely for purposes of this Section 6.2, such a reduction in the annual bonus target not accepted by Executive is considered a material breach of this Agreement); (ii) any request by the Company (or any surviving or acquiring corporation) that the Executive relocate to a new principal base of operations that would increase Executive’s one-way commute distance by more than thirty-five (35) miles from his/her then-principal base of operations, unless Executive accepts such relocation opportunity; or (iii) for purposes of Section 5.6 only, if, following a Change in Control, Executive’s benefits and responsibilities are materially reduced, or Executive’s base compensation or annual bonus target are reduced by more than 10%, in each case, by comparison to the benefits, responsibilities, base compensation or annual bonus target in effect immediately prior to such reduction (it being understood that, solely for purposes of this Section 6.2, the aforementioned reductions in the annual bonus target or benefits are considered a material breach of this Agreement). Notwithstanding the foregoing, neither (i) any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act, nor (ii) the Executive’s election to allow this Agreement to expire at the end of the Term shall be a Good Reason for purposes of this Agreement.

6.3 Change in Control. As used in this agreement, “Change in Control” has the meaning set forth in the Company’s 2014 Equity Incentive Plan. Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Agreement that are payable in connection with a Change in Control constitute deferred compensation under Section 409A that may only be paid on a qualifying transaction (that is, the payments and benefits are not otherwise “exempt” under 409A), the foregoing definition of Change in Control shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

7. TERMINATION OF COMPANY’S OBLIGATIONS. Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations, and Executive’s rights pursuant to Sections 5.4 and 5.6 herein, regarding salary continuation and the payment of COBRA premiums, shall cease and be rendered a nullity immediately should Executive fail to comply with the provisions of the Confidentiality Agreement or if Executive directly or indirectly competes with the Company in violation of the Non-Competition Agreement.

8. CODE SECTION 409A COMPLIANCE. To the extent any payments or benefits pursuant to Section 5 above (a) are paid from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, (c) represent the reimbursement or payment of costs for outplacement services, such payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and to qualify for the exception from deferred compensation pursuant to Section 1.409A-1(b)(9)(v)(A); and (d) are in excess of the amounts specified in clauses (a), (b) and (c) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after Executive’s separation from service if Executive is a “specified Executive” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period, Executive shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

9. PARACHUTE TAXES.

9.1 The following terms shall have the meanings set forth below for purposes of this Section 9:

(i) “Accounting Firm” means a certified public accounting firm chosen by the Company.

(ii) “After-Tax” means after taking into account all applicable Taxes and Excise Tax.

(iii) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iv) “Payment” means any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v) “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(vi) “Taxes” means all federal, state, local and foreign income, excise, social security and other taxes, other than the Excise Tax, and any associated interest and penalties.

9.2 If any Payment due Executive is subject to the Excise Tax, then such Payment shall be adjusted, if necessary, to equal the greater of (x) the Safe Harbor Amount or (y) the Payment, whichever results in such Executive’s receipt, After-Tax, of the greatest amount of the Payment. The reduction of Executive’s Payments pursuant to this Section 9.2, if applicable, shall be made by first reducing the acceleration of Executive’s stock option vesting (if any), the acceleration of the vesting of Executive’s other equity securities (if any), and then by reducing the payments under Section 10(e)(v), (iv), (ii), (iii) and (i), in that order.

9.3 All determinations required to be made under this Section 9, including whether and in what manner any Payments are to be reduced pursuant to the second sentence of Section 9.2, and the assumptions to be utilized in arriving at such determinations, shall be made by the Accounting Firm, and shall be binding upon the Company and Executive, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes an inconsistent final and binding determination. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after receiving notice from Executive that there has been a Payment or such earlier time as may be requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

10. COOPERATION WITH THE COMPANY AFTER TERMINATION OF EMPLOYMENT. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, without limitation, any litigation in which the Company is involved or such other inquiry concerning the Company that Executive may have knowledge, the signing of routine documents for administrative or compliance purposes, announcements concerning termination and the orderly transfer of any pending work to such other executives or Executives as may be designated by the Company.

11. GENERAL PROVISIONS.

11.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

11.2 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11.3 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile, if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company, “Attention C.E.O.,” at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

11.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Non-Competition Agreement, which governs other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and is enforceable according to its terms without regard to the enforcement provision of this Agreement.

11.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

11.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

11.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Colorado.

11.9 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Louisville, Colorado metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section 11.9 survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the Effective Date, as defined above.

GLOBEIMMUNE, INC.	EXECUTIVE:

(Signature)	(Signature)

By:	By:

Title:	Title:

Exhibit A

Release Agreement

This Release Agreement (“Release”) is made by and between GlobeImmune, Inc. (the “Company”) and [NAME] (“you”). You and the Company entered into an Employment Agreement dated                     (the “Employment Agreement”). You and the Company hereby further agree as follows:

1. A blank copy of this Release was attached to the Employment Agreement as Exhibit A.

2. Severance Payments. If either (i) your employment was terminated by the Company without Cause (as defined in the Employment Agreement) in accordance with Sections 5.4 or 5.6 of the Employment Agreement; or (ii) you resign for Good Reason in accordance with Sections 5.4 or 5.6 and 6.2 of the Employment Agreement, then, in consideration for your execution, return and non-revocation of this Release, following the Release Date (as defined in Section 3 below) the Company will provide severance benefits to you as follows: [describe benefits and payment schedule].

3. Release by You. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its respective subsidiaries, affiliates, predecessors, current and former directors, members, officers, employees, agents, stockholders, heirs, beneficiaries, its successors and assigns (both individually and in their official capacities), its parents and subsidiaries, and its officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Colorado Fair Employment Practices Act; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Non-Discrimination Act; the Family Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days [in the event of a group release 21 days becomes 45 days] to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4. Return of Company Property. Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Receipt of the Severance described in paragraph 2 of this Release expressly conditioned upon return of all such Company Property.

5. Confidentiality. The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law.

6. Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.

7. Non-Disparagement. You and the Company, acting through its executive officers, agree not to disparage the other party, and in addition with respect to the Company, you agree not to disparage the Company’s officers, directors, employees, shareholders and agents, in each case in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

8. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

9. Breach. You agree that upon any material breach of this Release you will forfeit all amounts paid or owing to you under this Release. Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of paragraphs 4, 5, 6, and 7 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Release is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

10. Miscellaneous. This Release constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and performed entirely within Colorado.

GlobeImmune, Inc.

By:
	[NAME AND TITLE]	Date

EXECUTIVE

[NAME]	Date

Schedule to Exhibit 10.6: The Form of Employment Agreement was entered into with the following employees with their respective titles, duties, annual base salaries and bonuses listed below:

Name	Title	Duties	Base Salary	Bonus

C. Jeffrey Dekker, C.P.A.	Vice President, Finance	Manage all finance and accounting activities of the Company	$191,475	25%
Kirk A. Christoffersen	Vice President, Corporate Development	Manage all corporate development activities of the Company	$191,475	25%

1